Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statement on Form S-8 (File No. 333-252054) of Motorsport Games Inc. of our report dated March 24, 2021, with respect to the consolidated balance sheets of the Company as of December 31, 2020 and 2019 and the related consolidated statements of operations, changes in member’s equity, and cash flows for the years then ended, included in this Annual Report on Form 10-K for the year ended December 31, 2020.

/s/ Dixon Hughes Goodman LLP

Raleigh, NC

March 24, 2021